UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report (Date of Earliest Event Reported):

April 1, 2010

MONRO MUFFLER BRAKE, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York	14615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (585) 647-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Francis R. Strawbridge, who has served as director of Monro Muffler Brake, Inc. (the “Company”) since 2002, informed the Company that he will retire from the Board of Directors (the “Board”) of the Company, as well as from his positions as a member of the Compensation Committee and Chairman of the Nominating Committee, effective April 1, 2010. Mr. Strawbridge’s retirement from the Board was not a result of any disagreement with the Company or the Board. The Company thanks Mr. Strawbridge for his long tenure and exemplary service to the Board and the Company.

On April 1, 2010, the Board, upon the recommendation of the Company’s Nominating Committee, appointed Robert E. Mellor to the Board to fill the vacancy left by the retirement of Mr. Strawbridge, such appointment to take effect immediately. Mr. Mellor has been determined by the Board to be independent within the meaning of the independent director standards of the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. Additionally, Mr. Mellor will serve on the Company’s Audit and Compensation Committees. As a non-employee member of the Board, Mr. Mellor is entitled to the director compensation disclosed in the Company’s Proxy Statement, filed on July 17, 2009. There are no arrangements or understandings between Mr. Mellor and any other person pursuant to which he was selected to serve on the Board. There are no transactions in which the Company is a party and in which Mr. Mellor has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Finally, on April 1, 2010, Lionel B. Spiro, who has served on the Board of the Company for eighteen years, informed the Company of his intention to retire from the Board at the end of his current term, thereby not standing for re-election to the Board when his current term expires at the Annual Meeting of Shareholders to be held in August 2010. The Company thanks Mr. Spiro for his long tenure and distinguished service to the Board and the Company.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO MUFFLER BRAKE, INC.
(Registrant)

April 6, 2010	By:	/s/ Catherine D’Amico
Catherine D’Amico
Executive Vice President - Finance